SCM Trust 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of ICON Consumer Select Fund, ICON Equity Fund, ICON Equity Income Fund, ICON Flexible Bond Fund, ICON Health and Information Technology Fund, ICON Natural Resources and Infrastructure Fund, and ICON Utilities and Income Fund, each a series of SCM Trust, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 30, 2026